December 30, 2008

James K. Prueitt
3 Chandler Drive
Ballston Lake, NY 12019

Re:     Amendment to Employment Agreement, Vice President of Engineering and Operations, MTI MicroFuel Cells Inc.

Dear Jim:

This letter amends and restates our agreement with respect to the terms of your employment with MTI MicroFuel Cells Inc. (“MTI Micro” or the “Company”), a subsidiary of Mechanical Technology, Incorporated (“MTI”). You shall continue to serve as Vice President of Engineering and Operations of MTI Micro. This letter supersedes our letter to you dated April 3, 2006, and any other letters or addendums thereto (excluding the Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement ), and this letter is intended to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder (“Section 409A”). The terms of your employment agreement, as amended and restated, effective December 30, 2008 are as set forth below:

1. Base Salary. Your salary will be $188,300 per year, less all applicable taxes and withholdings.

2. Bonus. You will be eligible to receive a retention bonus for the achievement of certain milestones related to the Company’s business. There shall be two such milestones, the attainment of each milestone shall result in a cash payment equal to 5% of your base salary, of which 75% of the applicable bonus will be paid to you in January 2009 after the applicable milestone is achieved and the remaining 25% will be paid in April 2009. These milestones shall be:

  Milestone 1: The delivery of a minimum of two prototypes to the Original Equipment Manufacturers (OEMs) by December 31, 2008.

  Milestone 2: The completion of $1.153 million of revenue in 2008 under the Department of Energy (DOE) contract (which expires in April 2009) by December 31, 2008.

3. Stock Options. In the event the Company obtains a Series A preferred stock financing, the Company’s Board of Directors will recommend that you are eligible to receive options in MTI Micro representing approximately 2.34% of the total equity in MTI Micro stock; with one-half of the shares vesting immediately and one-half of the shares vesting quarterly over a period of three years. This is only a recommendation and shall not be binding on the Company.

The Compensation Committee of MTI may grant you options at their discretion in the future.

4. Other Benefits. You will be eligible for all benefits generally available to employees and officers of the Company, including the Company’s 401(k) plan and health insurance plan. Benefits are subject to change at any time in the Company’s sole discretion. You will be eligible for 23 days of paid time off annually, which shall accrue based upon MTI Micro regular PTO procedures.

5. At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter MTI Micro’s policy of employment at-will, under which both MTI Micro and you remain free to end the employment relationship for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with MTI Micro, except as otherwise provided herein.

6. Termination of Employment. If the Company terminates your employment without “cause” (as defined below), the Company shall, for four months following your date of termination: (i) continue to pay to you your base salary at the rate in effect at the time of your termination, in accordance with the Company’s regularly established payroll procedure; and (ii) provided you elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et. seq., continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage. It is intended that these COBRA payments are exempt from Section 409A. For purposes of this agreement, “cause” shall mean (i) a finding by the Board of Directors that you have engaged in gross misconduct, negligence, theft, dishonesty, fraud, or gross dereliction of duties; or (ii) your indictment on any felony charge or a misdemeanor charge involving theft, moral turpitude or a violation of the federal securities laws (whether or not related to your conduct at work).

In the event you are terminated in anticipation of, in connection with, or during the six months following a Change of Control of the Company or MTI, if the Company is a subsidiary of MTI at the time, you shall (i) continue to receive your regular base salary in effect at the time of your termination for a period of six months effective from the date of your termination, subject to applicable payroll deductions, and (ii) provided you elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et. seq., continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage. It is intended that these COBRA payments are exempt from Section 409A.

For purposes of this letter agreement, “Change of Control” means one of the following events: (i) the merger, consolidation or other reorganization of the Company in which the outstanding Common Stock is converted into or exchanged for a different class of securities of the Company, a class of securities of any other issuer (except a subsidiary or parent corporation), cash or other property other than (a) a merger, consolidation or reorganization of the Company which would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least sixty percent (60%) of the combined voting power of the voting stock of the Company or such surviving entity outstanding immediately after such merger, consolidation or reorganization of the Company, or (b) merger, consolidation or reorganization of the Company effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than forty-nine percent (49%) of the combined voting power of the Company’s then outstanding stock; (ii) the sale, lease or exchange of all or substantially all of the assets of the Company to any other corporation or entity (except a subsidiary or parent corporation); (iii) the adoption by the stockholders of the Company of a plan of liquidation and dissolution; (iv) the acquisition (other than acquisition pursuant to any other clause of this definition) by any person or entity, including without limitation a “group” as contemplated by Section 13(d)(3) of the Exchange Act, of beneficial ownership, as contemplated by such Section, of more than twenty-five percent (25%) (based on voting power) of the Company’s outstanding capital stock or acquisition by a person or entity who currently has beneficial ownership which increases such person’s or entity’s beneficial ownership to fifty percent (50%) or more (based on voting power) of the Company’s outstanding capital stock; or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the MTI Board. Notwithstanding the provisions of clause (iv) above, a Change of Control shall not be considered to have occurred upon the acquisition (other than acquisition pursuant to any other clause of the preceding sentence) by any person or entity, including without limitation a “group” as contemplated by Section 13(d)(3) of the Exchange Act, of beneficial ownership, as contemplated by such Section, of more than twenty-five percent (25%) (based on voting power) of the Company’s outstanding capital stock or the requisite percentage to increase their ownership to fifty percent (50%) resulting from a public offering of securities of the Company under the Securities Act of 1933, as amended.

As a condition to your receipt of these severance benefits, you must execute, return to the Company and not revoke a severance agreement and release in a form acceptable to the Company within 60 days of your termination (the “Release Deadline”). Such payments shall be paid in equal installments on each regular pay cycle commencing on the first regular pay cycle in the calendar month following the Release Deadline, with the first such payment including the amount due from the date of termination. For purposes of this agreement, your termination of employment shall mean your “separation from service” (within the meaning of Section 409A).

7. Section 409A Delay: Each payment hereunder subject to Section 409A will be considered a separate payment for purposes of Section 409A. To the extent that it is determined by the Company in good faith that all or a portion of any payments hereunder subject to Section 409A made in connection with your separation from service are not exempt from Section 409A and that you are a “specified employee” (within the meaning of Section 409A) at the time of your separation from service, then payment of such non-exempt payments shall not be made until the date that is six (6) months and one day after your separation from service (or, if earlier, your death), with any payments that are required to be delayed being accumulated during the six (6) month period and paid in a lump sum on the date that is six (6) months and one day following your separation from service and any subsequent payments, if any, being paid in accordance with the dates and terms set forth herein.

8. Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement. During the course of your continued employment you will be exposed to, and be responsible for developing, trade secrets and confidential information of the Company. Therefore, as a condition of your employment, you are required to continue to comply with the Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement (the “Non-Competition/Proprietary Information Agreement”), dated and executed by you on April 17, 2006, which is incorporated by reference in its entirety.

9. Representations. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from continuing employment with or carrying out your responsibilities for MTI Micro, or that is in any way inconsistent with the terms of this letter agreement.

10. Amendments. Any amendment to this letter agreement shall be made in writing and signed by the parties hereto.

11. Applicable Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and MTI Micro and you each consents to the jurisdiction of such a court. MTI Micro and you each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement.

12. Miscellaneous. You agree to devote your full energy and attention to the Company. The provisions of any agreement (other than your original, any subsequent offer letters and the agreement amended and restated by this agreement) between you and the Company or any of their affiliates, including, but not limited to, any non-competition and non-solicitation agreement, shall continue to be effective, in accordance with the terms of any such agreement.

13. Section 409A. This letter is intended to comply with the provisions of Section 409A and the letter shall, to the extent practicable, be construed in accordance therewith. Terms defined in the letter shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that the letter or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company or the Board of Directors, nor its or their designees or agents, shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

[Signature Page Follows]

     If the foregoing is acceptable, please countersign this letter in the space provided below and return it to me.

Sincerely,

MTI MICROFUEL CELLS INC.

/s/ Peng K. Lim
Peng K. Lim President and Chief Executive Officer

Agreed and Accepted by:	/s/ James K. Prueitt	on	12/31/08
	James K. Prueitt		(Date)